Filed Pursuant to Rule 433
Registration No. 333-122139
Pricing Term Sheet

The Walt Disney Company
5.625% Global Notes Due 2016

Issuer:	The Walt Disney Company

Title of Securities:	5.625% Global Notes Due 2016

Ratings:	A3 / A-

Trade Date:	September 6, 2006

Settlement Date (T+3):	September 11, 2006

Maturity Date:	September 15, 2016

Aggregate Principal Amount Offered:	$750,000,000

Price to Public (Issue Price):	99.621% plus accrued interest, if any, from September 11, 2006

Interest Rate:	5.625% per annum

Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on March 15, 2007

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 15 basis points.

Joint Bookrunners:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Lehman Brothers Inc.

Junior Co-Managers:	Blaylock & Partners, L.P. The Williams Capital Group, L.P.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, or UBS Securities LLC toll-free at 1-888-722-9555, ext. 1088.